EXHIBIT 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON
MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
August 23, 2011
PostRock Energy Corporation
210 Park Avenue
Oklahoma City, Oklahoma 73102
Ladies and Gentlemen:
          In connection with the issuance, from time to time, by PostRock Energy Corporation, a Delaware corporation (the “Company”), of an aggregate of up to 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-173896) (as amended, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated May 13, 2011, as supplemented by the prospectus supplement relating to the sale of the Shares dated August 23, 2011 (as so supplemented, the “Prospectus”), to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on or about Form 8-K to be filed with the Commission on or about the date hereof (the “Form 8-K”).
          We have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the At-the-Market Issuance Sales Agreement, dated as of August 23, 2011, between the Company and McNicoll, Lewis & Vlak LLC (“MLV”) relating to the sale of the Shares (the “Sales Agreement”), the Registration Statement, the Prospectus, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In connection with this opinion, we have assumed that (i) the Board of Directors of the Company or a duly constituted and acting committee thereof will have authorized the delivery by the Company of a placement notice to MLV pursuant to the Sales Agreement specifying the number or amount of the Shares to be sold pursuant thereto, the time period during which sales of such Shares are requested to be made and the minimum price below which such sales may not be made, which minimum price to the Company shall not in any event be less than $4.73 per share, (ii) all sales will be made in compliance with the minimum price and other terms set forth in such placement notice and the Sales Agreement and in the manner set forth in the Prospectus and (iii) all sales will be made in an “at the market offering” as defined in Rule 415 under the Act.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the purchase price therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.
          The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Baker Botts L.L.P.
TRF/SMR